Exhibit 10.8

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION COPY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of July 30, 2004 (the “Effective Date”) by and between MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 40 Landsdowne Street, Cambridge, MA 02139 (“Millennium”), and PORTOLA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 270 East Grand Avenue, Suite 22, South San Francisco, CA 94080 (“Portola”). Millennium and Portola are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Millennium has intellectual property covering certain factor Xa inhibitors, including a compound known as MLN1021, which Millennium has developed through certain phase I clinical trials for the treatment of cardiovascular diseases and conditions;

WHEREAS, Portola has expertise in the preclinical and clinical development of drugs useful in treating cardiovascular diseases and conditions; and

WHEREAS, Portola desires to obtain exclusive rights to research, develop and commercialize MLN1021 and to discover, research, develop and commercialize other related compounds, and Millennium desires to grant Portola such rights, all as set forth below;

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” shall mean, except as provided below, an entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with Millennium or Portola.

1.2 “Analogue” shall mean (i) a compound that [*] a compound [*] of [*] except for [*] or [*], or (ii) a compound that [*], by [*] of [*] a compound [*] of [*].

1.3 “[*]” shall mean the [*] or other [*] conditions associated with [*].

1.4 “Backup Compound” shall mean any compound, other than MLN1021, (i) the [*], or [*] which is [*] of any [*], or (ii) that is [*] of [*] in the [*] or [*] included in the [*], or (iii) is [*] or [*] a compound [*].

1.5 “Chemistry Patent” shall mean any Patent listed on Exhibit A, any patent applications with a priority date based either on the applications listed on Exhibit A, or on the applications from which the issued patents listed on Exhibit A issued, and all divisionals, continuations (in whole or in part, including without limitation conversions of provisional applications into utility patent applications), and substitutions of any of the preceding, and any letters patent and/or registrations (including, without limitation, all reissues, renewals, extensions, confirmations, re-examinations, supplementary protection certificates) that may be granted on any of the foregoing, and any and all United States and foreign counterparts of any of the foregoing.

1.6 “Chemistry Product” shall mean any product that contains a [*] as an active ingredient.

1.7 “Combination Product” shall have the meaning assigned such term in Section 3.3(d).

1.8 “Commercial Launch” shall mean, with respect to a Product, the first sale of such Product to a Third Party occurring after Regulatory Approval for such Product.

1.9 “Competitive Infringement” shall have the meaning assigned such term in Section 5.3.

1.10 “Confidential Information” shall mean all information and materials, received by either Party from the other Party pursuant to this Agreement other than that portion of such information or materials that:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party, as evidenced by competent written proof;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as evidenced by competent written proof.

1.11 “Control” shall mean ownership or possession of the ability to assign, grant access, license or sublicense, as provided for herein, in any case without violating the terms of any agreement or other arrangement with any Third Party.

1.12 “[*]” shall mean the prevention or treatment of [*].

1.13 “Derivative” shall mean [*] or [*] of MLN1021 or of a Back-up Compound.

1.14 “Drug Master File” or “DMF” shall mean a drug master file in the United States, or a non-United States equivalent thereof.

1.15 “EMEA” shall mean the European Medicines Evaluation Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedures of the European Union

1.16 “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.17 “Field” shall mean the discovery and use of MLN1021 and Back-up Compounds and the development, manufacture, use and sale of Products for all human and animal prophylactic, therapeutic or diagnostic indications.

1.18 “IND” shall mean (i) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (ii) an equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

1.19 “Indication” shall mean any therapeutic indication.

1.20 “Joint Invention” shall have the meaning assigned such term in Section 5.1.

1.21 “Joint Patent” shall have the meaning assigned such term in Section 5.1.

1.22 “Licensed Know-How” shall mean all information, techniques, formulas, methods, procedures, and data necessary or useful for the research, development, manufacture, use or sale of Products as they exist as of the Effective Date that are Controlled by Millennium, including without limitation know-how embodied in the items listed on Exhibit C.

1.23 “Licensed Technology” shall mean all Patents and other intellectual property rights Controlled by Millennium that [*] with respect to MLN1021 Products or any Backup Compound that are necessary or useful for the research, development, manufacture, use, sale, offer for sale or import of Products in the Field.

1.24 “Losses” shall have the meaning assigned such term in Section 7.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.25 “Major European Country” shall mean United Kingdom, Germany, France Italy and Spain.

1.26 “Major Indication” shall mean any indication, including but not limited to [*], but excluding [*], in which the projected most likely gross worldwide sales of a Product are in excess of $[*] per year by the end of the [*] of the commercialization of such Product for such indication.

1.27 “Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval (but excluding Price Approvals), including without limitation an NDA filed in the United States. For clarity, Marketing Authorization Applications shall exclude INDs.

1.28 “MLN1021” shall mean the compound known as MLN1021, the structure of which is attached as Exhibit B.

1.29 “MLN1021 Patent” shall mean any Chemistry Patent that claims the composition of MLN1021 or the method of making or using MLN1021.

1.30 “MLN1021 Product” shall mean any product that contains MLN1021, and [*], as an active ingredient.

1.31 “NDA” shall mean a New Drug Application filed with the FDA to seek Regulatory Approval for a pharmaceutical product in the United States.

1.32 “Net Sales” shall mean, with respect to any Product, the invoiced sales price of such Product billed by Portola, its Affiliates or Responsible Distributors or, to the extent set forth in Section 3.4, Sublicensees, to independent customers who are not Affiliates or Sublicensees less (to the extent included in the invoiced sales price and specifically relating to such sales) and, in all cases, calculated in accordance with GAAP: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts; and (d) sales, use, value-added and other taxes or governmental charges incurred in connection with the exportation or importation of such Product in final form. If Portola or any of its Affiliates, Sublicensees (to the extent set forth in Section 3.4) or Responsible Distributors sells Product to a Third Party distributor who is not a Responsible Distributor, Net Sales shall be deemed to be the gross revenues that such distributor pays to Portola, its Affiliates, Sublicensees or Responsible Distributors from the sale of Product to such Third Party distributor. Net Sales excludes any amounts billed by Portola, its Affiliates, Sublicensees (to the extent set forth in Section 3.4) or Responsible Distributors for any Products used in clinical trials or for research purposes.

1.33 “Patent” shall mean any United States or non-United States (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any provisional, converted

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

1.34 “Payment Term” shall have the meaning set forth in Section 3.5.

1.35 “Pivotal Trial” shall mean a clinical trial on a sufficient number of patients that is designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and to support Regulatory Approval of such drug or label expansion of such drug.

1.36 “Price Approval” shall mean the receipt of approval by an applicable governmental authority in certain countries or territories with respect to the price at which a pharmaceutical product is sold and can be reimbursed by healthcare insurers.

1.37 “Product” shall mean any Chemistry Product or MLN1021 Product.

1.38 “Regulatory Approval” shall mean all approvals (including without limitation supplements, amendments, and Price Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

1.39 “Regulatory Authority” shall mean the FDA or a counterpart of the FDA outside the United States.

1.40 “Responsible Distributor(s)” shall mean a distributor Third Party that (i) [*] but that [*] or [*], coupled with [*] and [*] for [*], and that (ii) [*] or [*].

1.41 “Sole Invention” shall have the meaning set forth in Section 5.1.

1.42 “Sublicense Revenue” shall mean [*] and [*] received by Portola from a Third Party in consideration for a license or sublicense under the rights granted to Portola pursuant to Section 2.1. For clarity, Sublicense Revenue shall not include amounts Portola receives in the form of [*] or [*] or [*] or [*], or [*], provided however, that such license or sublicense has not [*]. If Portola receives from a sublicensee any product development or commercialization rights in consideration for a license or sublicense under the rights granted to Portola pursuant to Section 2.1, such product rights shall be included in Sublicense Revenue in a manner to be agreed by the Parties pursuant to Section 3.4.

1.43 “Sublicensee” shall mean an entity, other than any of Portola’s Affiliates, to which Portola grants a sublicense under Portola’s rights under Section 2.1(a), (b) or (c).

1.44 “Term” shall mean the term of this Agreement, as determined in accordance with Article 10.

1.45 “Third Party” shall mean any entity other than Millennium or Portola or an Affiliate thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.46 “Transferred Materials” shall mean the items listed on Exhibit C of this Agreement.

1.47 “Valid Claim” shall mean (i) an unexpired claim of an issued patent within the Chemistry Patents which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country; or (ii) a claim of a pending patent application within the Chemistry Patents that has been pending for less than [*].

ARTICLE 2

GRANT OF RIGHTS; RIGHT OF FIRST NEGOTIATION

2.1 Grant of Rights to Portola. In consideration for Portola’s agreement to perform Portola’s obligations hereunder, including the contingent obligation to pay the fee as set forth in Section 3.1, Millennium hereby grants to Portola the following rights:

(a) License for Patents. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Portola an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Chemistry Patents to research, develop, make, have made, use, sell, offer for sale and import Products in the Field.

(b) License for Know-How. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Portola a non-exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Licensed Know-How to research, develop, make, have made, use, sell, offer for sale and import Products in the Field.

(c) License for Licensed Technology. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Portola an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Licensed Technology to research, develop, make, have made, use, sell, offer for sale and import Products in the Field.

2.2 Right of First Negotiation. Millennium shall have a right of first and exclusive negotiation to participate in the development and commercialization of MLN1021Products, as follows: If at any time prior to the [*] anniversary of the Effective Date, Portola decides to discuss with one or more Third Parties the terms under which such Third Party, either alone or together with Portola or Portola’s Affiliate, shall develop and commercialize one or more MLN1021 Products, then Portola shall so notify Millennium in writing (a “Notice of Opportunity”) before Portola enters into discussions with any such Third Party regarding such opportunity, and provide to Millennium information [*] and [*] that is reasonably necessary for Millennium to determine its interest in such opportunity. If Millennium is interested in participating in the development and commercialization of such MLN1021 Products, it shall so notify Portola within [*] after its receipt of Portola’s notice to Millennium and all such information (the “Response Period”), in which case the parties shall discuss in good faith during the [*] period following Portola’s receipt of such notice from Millennium (the “Discussion Period”) the terms of an agreement under which Millennium may obtain such rights from Portola. During the Response Period and the Discussion Period (if applicable), Portola may not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

discuss with any Third Party such an opportunity. After expiration of (i) the Response Period, if Millennium does not so notify Portola of its interest in such opportunity within such time period, or (ii) the Discussion Period, if Millennium did so notify Portola of its interest in such opportunity within the Response Period but the parties do not execute such an agreement notwithstanding such negotiation in good faith, Portola may, during the [*] period after the expiration of (A) the Response Period, if no Discussion Period occurs thereafter, or (B) the Discussion Period, if the parties enter into discussion after the Response Period, offer to Third Parties the opportunity to develop and commercialize such MLN1021 Products and execute a definitive agreement with a Third Party; provided, however, that [*] any [*] that [*] to such [*], unless [*] and [*] that the [*] is [*] that the [*] with [*] by [*]. If, at any time after such [*] period Portola decides to discuss with one or more Third Parties the terms under which such Third Party, either alone or together with Portola or Portola’s Affiliate, shall develop and commercialize one or more MLN1021 Products, then [*] with the [*], provided that Portola may in its sole discretion [*] of [*] of such [*], in which case the parties shall [*] with the [*] promptly after [*]. For clarity, if Portola has not provided to Millennium a Notice of Opportunity that [*] to develop and/or commercialize MLN1021 Products, then Portola may not [*] unless and until it complies with this Section 2.2 [*].

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any license under its intellectual property rights to the other Party.

ARTICLE 3

COMMERCIAL TERMS

3.1 Fee.

(a) Subject to Sections 3.1(b) and 3.1(c) below, Portola shall pay to Millennium a fee of five million dollars ($5,000,000) on the first to occur of (i) December 1, 2007, (ii) within [*] from the date, if any, upon which [*] or [*] of [*] and [*] pursuant to [*] under which such [*] or [*], or (iii) [*] after Portola [*] of [*] (the “Trigger Date”).

(b) If Portola notifies Millennium in writing on or before the Trigger Date that it desires to discontinue its license under Section 2.1 solely with respect to MLN1021 Products but wishes to retain its license under Section 2.1 and its rights in the Chemistry Patents with respect to one or more other Products, then Portola shall pay to Millennium a fee of [*] dollars ($[*]) on the Trigger Date, and Portola shall not be obligated to make any payment to Millennium pursuant to Section 3.1(a), and any such notice by Portola under this Section 3.1(b) shall be deemed to be a notice of partial termination of this Agreement as to MLN1021 Products by Portola under Section 10.3.

(c) If on or before the Trigger Date, Portola notifies Millennium in writing that it desires to discontinue its license rights under Section 2.1 altogether and does not desire to retain any license under Section 2.1 with respect to MLN1021 or any other Product, then Portola shall not have any obligation to pay to Millennium any fee under this Section 3.1, and any such notice by Portola under this Section 3.1(c) shall be deemed to be a notice of elective termination of this Agreement by Portola under Section 10.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2 Milestone Payments. Portola shall make milestone payments to Millennium based on achievement of the following milestone events [*][*]. Portola shall notify Millennium in writing of the first achievement of each of the milestone events listed below and pay to Millennium the amounts set forth below within [*][*] of Portola’s achievement of the relevant milestone event [*][*]. Each milestone payment by Portola to Millennium hereunder shall be payable only once, regardless of the number of times the milestone is achieved [*][*] or [*][*]. Each such payment shall be nonrefundable and noncreditable against any other payments due under this Agreement.

Milestone Event	Payment Amount
[*]+	$	[	*]
[*]+	$	[	*]
[*] *+	$	[	*]
[*]	$	[	*]
[*]	$	[	*]
[*]*	$	[	*]

*	If [*] is [*] for the [*], but Portola decides [*] in [*] or [*], then the milestone shall be [*] the [*] for such [*] in the [*].
+

Each milestone set forth above is intended to be paid only once. Additionally, each such amount shall become due upon the occurrence of the event specified, except as follows: For the purpose of this paragraph, [*], and [*], because each of such [*] the other [*] whether it is [*] or [*] that is [*]. If Portola first achieves any of [*] before achieving the [*], then upon either the next achievement of such milestone [*], whichever first occurs, the amount due upon achievement of the [*] shall become due. For example, if [*] for [*], and [*] for [*], then within [*] after [*] Portola shall pay to Millennium [*] and within [*] after [*] Portola shall pay to Millennium [*]. In no event shall Portola owe Millennium more than a total of $35 million pursuant to this Section 3.2.

3.3 Royalties.

(a) Rates.

(i) For MLN1021 Products. Portola shall pay Millennium royalties based on Net Sales of MLN1021 Products in a given calendar year during the Payment Term for each MLN1021 Product according to the following rates, subject to Sections 3.3(b), (c) and (d):

[*] percent ([*]%) of the portion of aggregate Net Sales of MLN1021 Products that is less than or equal to [*] dollars ($[*]) in any calendar year;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[*] percent ([*]%) of the portion of aggregate Net Sales of MLN1021 Products that exceeds [*] dollars ($[*]) but that is less than or equal to [*] dollars ($[*]) in any calendar year; and

[*] percent ([*]%) of the portion of aggregate Net Sales of MLN1021 Products that exceeds [*] dollars ($[*]) in any calendar year.

(ii) For Chemistry Products. Portola shall pay Millennium royalties based on Net Sales of Chemistry Products in a given calendar year during the Payment Term for each Chemistry Product according to the following rates, subject to Sections 3.3(b) and (d):

[*] percent ([*]%) of the portion of aggregate Net Sales of Chemistry Products that is less than or equal to [*] dollars ($[*]) in any calendar year;

[*] percent ([*]%) of the portion of aggregate Net Sales of Chemistry Products that exceeds [*] dollars ($[*]) but that is less than or equal to [*] dollars ($[*]) in any calendar year; and

[*] percent ([*]%) of the portion of aggregate Net Sales of Chemistry Products that exceeds [*] dollars ($[*]) in any calendar year.

For clarity, royalties will be due under this Section 3.3 on Net Sales of Product by Portola’s Sublicensees unless Portola makes the election in Section 3.4(a)(ii). In no event shall Portola owe a payment under both this Section 3.3 and Section 3.4 with respect to the same Net Sales of Products by its Sublicensees. However, Net Sales by such Sublicensees shall, whether or not Portola makes such an election, be included to determine the royalty rate applicable in the calculation of royalties due to Millennium on Net Sales by Portola or its Affiliates during each calendar year in Section 3.3.

(b) Certain Countries. Portola’s obligations to pay royalties to Millennium pursuant to Section 3.3(a) shall be reduced by [*], on a product by product and country by country basis, in each country in which there exists no Valid Claim covering the manufacture, use or composition of a given Product in such country at the time such Product is made, used or sold in such country, provided however, that Portola shall [*] to [*]. For purposes of this Section 3.3(b), it shall [*] for Portola to [*] included in [*] based on [*] under this Section 3.3.

(c) Third Party Royalties. If Portola obtains a license from any Third Party under any Patent covering technology necessary for the research, development or commercialization of MLN1021 Products, and if Portola is required to pay to such Third Party a royalty under such license on sales of MLN1021 Products, then the [*]% royalty bracket shall be unchanged and not subject to offsets by reason of a royalty being due to such Third Parties, but the [*]% and [*]% royalty brackets shall be subject to an offset for royalties payable to such Third Party as follows: (i) the portion of aggregate Net Sales that is subject to a [*] percent ([*]%) royalty rate under Section 3.3(a) shall be subject to an offset equal to [*] percent ([*]%) of the amount of the royalty due to such Third Party on such portion of aggregate Net Sales, provided that the royalty due to Millennium on such portion of aggregate Net Sales under Section 3.3(a) shall not be reduced by means of such offset to less than [*] percent ([*]%) of such portion of such Net Sales, and (ii) the portion of aggregate Net Sales that is subject to an [*] percent ([*]%) royalty rate under Section 3.3(a) shall be subject to an offset equal to [*] percent ([*]%) of the amount due to such Third Party on such portion of aggregate Net Sales, provided

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that the royalty due to Millennium on such portion of aggregate Net Sales under Section 3.3(a) shall not be reduced by means of such offset to less than [*] percent ([*]%) of such portion of such Net Sales, and provided further however, that no reductions of any kind are permitted if Portola has made the election permitted under Section 3.4(a)(ii). For example, if Portola is obligated to pay a Third Party a royalty of [*] percent ([*]%) of the portion of aggregate Net Sales of MLNM1021 Products that is less than or equal to [*] dollars ($[*]) in any calendar year and [*] percent ([*]%) of the portion of aggregate Net Sales of MLNM1021 Products that is more than [*] dollars ($[*]) in any calendar year, then the royalties due from Portola to Millennium shall be calculated as follows: (w) for the portion of aggregate Net Sales that is less than or equal to [*] dollars ($[*]), the royalty payable from Portola to Millennium under Section 3.3(a) shall be [*] percent ([*]%); (x) for the portion of aggregate Net Sales that is more than [*] dollars but less than or equal to [*] dollars ($[*]), the royalty payable from Portola to Millennium under Section 3.3(a) shall be [*] percent ([*]%), after giving effect to an offset equal to [*] percent of [*] percent ([*]% of [*]%); (y) for the portion of aggregate Net Sales that is more than [*] dollars ($[*]) but less than or equal to [*] dollars ($[*]), the royalty payable from Portola to Millennium under Section 3.3(a) shall be [*] percent ([*]%), after giving effect to an offset of [*] of [*] percent ([*]% of [*]%); and (z) for the portion of aggregate Net Sales that is more than [*] dollars ($[*]), the royalty payable from Portola to Millennium under Section 3.3(a) shall be [*] percent ([*]%), after giving effect to an offset of [*] percent of [*] percent ([*]% of [*]%). If Portola cannot take the full offset allowed under this Section 3.3(c) by reason of the operation of the foregoing floors on royalties, then it may take such offsets against future payments due to Millennium until Portola has taken the full offsets provided in this Section 3.3(c).

(d) Combination Products. If Portola or its Affiliate or Sublicensee (to the extent royalties are due on Net Sales by such Sublicensee under this Section 3.3) sells any Product in the form of a combination product containing a Product and one or more active ingredients that are not Products or a delivery device (whether combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to Millennium pursuant to Section 3.3 will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of such Product if sold separately, and B is the total invoice price of the other active ingredient(s) and/or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to Millennium pursuant to Section 3.3 for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of such Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to Millennium pursuant to Section 3.3 for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device included in such Combination Product, as such fair market values are determined in good faith by Portola, based upon commercially reasonable standards and available market information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4 Sublicense Revenues.

(a) Within [*] of the first Commercial Launch of a Product, Portola shall notify Millennium in writing whether Portola shall either: (i) include all Net Sales by Sublicensees together with the aggregated Net Sales of Portola and its Affiliates and Responsible Distributors, and pay a royalty on such combined Net Sales pursuant to Section 3.3 on all such amounts, or (ii) exclude such Net Sales from the calculation of royalties due under Section 3.3 on such amounts (except for the purpose set forth in the last sentence of Section 3.3(a)), and pay Millennium instead an amount equal to either (A) [*] ([*]%) of Sublicense Revenues received with respect to MLN1021 Products, or (B) [*] percent ([*]%) of Sublicense Revenues received with respect to Chemistry Products that are sold by Portola’s Sublicensees. Furthermore, if any Sublicense Revenue amount could be deemed to trigger a payment under both Section 3.4(a)(ii)(A) and 3.4(a)(ii)(B), then Portola shall apportion in good faith Sublicense Revenue between Chemistry Products and MLN1021 Products, so that Portola shall pay to Millennium the amount due under Section 3.4(a)(ii)(A) on that portion of such Sublicense Revenue it so attributed to MLN1021 Products, and the amount due under Section 3.4(a)(ii)(B) on that portion of such Sublicense Revenue it so attributed to Chemistry Products.

(b) If Portola elects to proceed under Section 3.4(a)(ii), it shall so notify Millennium in writing and shall thereafter pay to Millennium amounts due pursuant to this Section 3.4 with respect to such Sublicensees’ Net Sales with a final reconciling payment to be made (if applicable) pursuant to the last two sentences of Section 3.6.

(c) If Portola elects to proceed under Section 3.4(a)(ii), and if Portola receives consideration for the grant of a sublicense to a Third Party under the license granted to Portola pursuant to Section 2.1 in the form of [*] with respect to [*], Portola shall so notify Millennium and the Parties shall agree in good faith on a methodology for calculating the [*], and the [*] for [*] in the [*], taking into consideration the [*], the [*], the [*], the [*] to Portola, its Affiliates or sublicensees for such product, and the [*], among other relevant factors.

3.5 Payment Term. “Payment Term” shall mean, on a country-by-country and Product-by-Product basis, the period of time beginning upon the date of Commercial Launch of a Product in that country, and ending upon the later of: (i) the [*] anniversary of each such Commercial Launch for a Product in a country; or (ii) expiration of the last-to-expire Valid Claim of a Chemistry Patent claiming the composition or use of such Product.

3.6 Royalty Payment and Reports. Within [*] after the end of each calendar quarter after the Commercial Launch, Portola shall deliver to Millennium a report containing the following information for the prior calendar quarter:

(a) the gross sales associated with each Product sold by Portola, its Affiliates and Sublicensees;

(b) a calculation of Net Sales of each Products that are sold by Portola, its Affiliates and (if applicable) Sublicensees;

(c) the amount of Sublicense Revenues received by Portola from its Sublicensee with respect to the sale of each Product;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) the amount of taxes, if any, withheld to comply with applicable law;

(e) a calculation of payments due to Millennium with respect to the foregoing; and

(f) an [*] of [*], subject to [*] or [*] and [*].

Concurrent with these reports, Portola shall remit to Millennium any payment due for the applicable calendar quarter. All such reports shall be considered Confidential Information of Portola and shall be maintained in confidence by Millennium. If no royalties are due to Millennium for such reporting period, the report shall so state. The method of payment shall be by check or wire transfer to an address or account specified in writing by Millennium. Along with the last report for a calendar year provided hereunder, Portola shall provide a final report for the entire such year, and statement on whether any reconciling payments must be made at such time to effect the intent of this Article 3. Within [*] after such statement is provided, the Party that owes any amounts to the other Party to effect such reconciliation shall pay the relevant amount to the other Party.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION; TECHNOLOGY TRANSFER

4.1 Development. Portola shall use commercially reasonable efforts to research and develop Products. Portola shall bear all expenses incurred in connection with any of such activities.

4.2 Commercialization. Portola shall have sole responsibility for commercializing Products, and shall use commercially reasonable efforts to commercialize Products. Portola shall bear all expenses incurred in connection with all such activities.

4.3 Initial Material, Technology and Information Transfer.

(a) Initial Transfer. Millennium shall, as soon as practicable after the Effective Date, provide Portola with the Transferred Materials. Millennium shall not make the Transferred Materials available to any Third Party without Portola’s prior written consent. Thereafter, Millennium shall provide or make available to Portola any additional materials, data and information in its possession and Control that is necessary for the research, development or commercialization of Products within a mutually acceptable time period, as set forth in Section 4.4.

(b) Notebooks. Specifically, and without limiting Section 4.3(a), Millennium shall provide Portola, within a commercially reasonable time after the Effective Date, with all available laboratory notebooks relating to research and development activities conducted with respect to [*], from individuals in Millennium’s functional areas of [*], and [*], including without limitation [*] that were [*] (collectively, “Notebooks”), as follows:

(1) Millennium shall provide Portola with the original of any Notebook that contains only information relating to [*];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2) Millennium shall provide Portola with either the original or copies, at Millennium’s discretion, of the relevant pages or portions of such pages of any Notebook that contains information relating to [*], as well as other information; provided, however, at Portola’s request, Millennium shall provide to Portola any such original Notebook for which Millennium elects to provide Portola copies pursuant to this Section, for evidentiary purposes in a legal proceeding or to support patent prosecution efforts on a temporary basis, and in such case Millennium shall have the right to keep a copy of such original Notebook. For the avoidance of doubt, Portola shall only have a license to use information in the Notebooks or the relevant pages of the Notebooks for the purpose of developing and commercializing Products in accordance with the license granted to Portola pursuant to Section 2.1(b). Any other information in the Notebook or the relevant pages will be held confidential by Portola.

(3) Millennium may retain a copy of all Notebooks that are provided to Portola under this Agreement in original form (and not copies) for archival purposes only; and

(4) At Millennium’s request, Portola shall return to Millennium any original Notebook in its procession that it has received under this Agreement for evidentiary purposes in a legal proceeding or to support patent prosecution efforts on a temporary basis, and in such case Portola shall have the right to keep a copy of such original Notebook.

4.4 Further Technology and Information Transfer.

(a) Manufacturing Technology and Supply. Promptly after the Effective Date, and thereafter from time to time upon Portola’s reasonable request, Millennium shall provide or make available to Portola any know-how, materials or technology in addition to those set forth on Exhibit C that is necessary or useful to enable Portola or its designee to manufacture Products, including without limitation, know-how, materials or other technology relating to the process development work performed prior to the Effective Date for Products, future improvements to the manufacturing processes used to manufacture Products as they exist as of the Effective Date, quality assurance and quality control information for Products, and testing protocols for Products.

(b) Data and Regulatory Filings.

(i) Regulatory Filings. Portola shall file and own all existing and future INDs, Marketing Authorization Applications and Regulatory Approvals for Products, and any related items such as investigator’s brochures or IRB approvals, and shall be solely responsible for all communications with Regulatory Authorities in relation thereto (to the extent permitted by law). Except as may be required by law, Millennium shall not communicate regarding any Product with any Regulatory Authority unless explicitly requested or permitted in writing to do so by Portola. Promptly after the Effective Date, Millennium shall transfer ownership and sponsorship of all of the items described in the first sentence of this Section 4.4(b)(i) existing as of the Effective Date to Portola, and shall provide Portola copies of all such items, including without limitation those that have been submitted by Millennium to any Regulatory Authority with respect to Products. Millennium shall retain the originals of the foregoing items in a safe and secure manner and allow both Portola to access such original items

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

as requested by Portola with reasonable advance notice to Millennium, and Regulatory Authorities to access such original items as such authorities or applicable laws require. Millennium hereby grants Portola the right to reference Millennium’s Drug Master Files for Products (if any), as well as all related correspondence and data submissions, for use in developing and commercializing Products. Such right shall be transferable to Portola’s Affiliates and Sublicensees.

(ii) Other Information and Data. Millennium shall also provide Portola with additional material information and data that is necessary or useful for Regulatory Approval or commercialization of Products and that is referenced or summarized in any of the items transferred to Portola pursuant to Section 4.3 for the Products but that is not otherwise transferred to Portola pursuant to this Article 4. Millennium shall also provide Portola with all information regarding adverse events reported in relation to the Products, in a mutually acceptable format. Millennium will use reasonable efforts to cooperate with Portola to advise Portola with respect to questions raised with Portola by Regulatory Authorities regarding Products; provided that Portola shall nevertheless continue to have the primary responsibility to prepare responses and respond to all such questions and inquiries. Portola shall have the right to reference and incorporate such data provided by Millennium pursuant to this Section 4.4 in Portola’s regulatory filings for Products.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Except as otherwise provided in this Section 5.1, each Party shall own all inventions made solely by its employees, agents or independent contractors in the course of performing under this Agreement (each, a “Sole Invention”). Except as otherwise provided in this Section 5.1, all inventions made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement shall be owned jointly by the Parties such that each Party has an undivided one-half interest therein (without a duty of accounting to the other Party) (“Joint Inventions”). Inventorship shall be determined in accordance with United States patent laws. All Patents claiming patentable, jointly owned Joint Inventions shall be “Joint Patents” and Millennium’s interest therein shall be included in the Chemistry Patents.

5.2 Prosecution of Patents.

(a) Solely Owned Patents. Subject to Section 5.2(b) below, each Party shall be responsible for the prosecution and maintenance of the patents covering its Sole Inventions on a worldwide basis in accordance with such party’s approach for Patents of similar nature and value.

(b) Chemistry Patents. Portola shall be responsible, at its expense, for the prosecution and maintenance of the Chemistry Patents as follows: (i) Portola shall prosecute and maintain [*] in [*] where [*] or [*] and (ii) Portola shall prosecute and maintain [*] in [*], and [*]. If Portola determines in its sole discretion to abandon or not maintain any Chemistry Patent, then Portola shall provide Millennium with [*] prior written notice of such determination (or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such other period of time reasonably necessary to allow Millennium to assume such responsibilities) and Millennium shall have the right to assume responsibility for prosecuting and maintaining such Chemistry Patents, at its expense. If Millennium decides to assume such responsibilities, it shall so inform Portola in writing, and Portola shall use commercially reasonable efforts to cooperate with Millennium to transfer such responsibilities, at Millennium’s expense. Thereafter, Millennium shall be responsible, at its expense, for the prosecution and maintenance of the abandoned Chemistry Patents [*].

(c) Termination. If Portola elects partial termination under Section 10.3 whereby it discontinues its license rights to MLN1021 Products, then Millennium shall have the right to prosecute and maintain MLN1021 Patents. If Portola elects to terminate this Agreement under Section 10.2 or if Millennium terminates this Agreement under Section 10.4, then Millennium shall have the right to prosecute and maintain all Chemistry Patents. In each case, at Millennium’s request, Portola shall use commercially reasonable efforts to cooperate with Millennium to transfer such responsibilities.

(d) Joint Patents. The Parties shall mutually agree upon which Party shall prosecute Joint Patents, based on the contribution of each Party to such invention and [*]. Except as provided in the final sentence of this paragraph, if either Party prosecutes a Joint Patent pursuant to this Section 5.2(d), [*] shall [*] internal costs thereof, and the external costs for such prosecution (e.g., outside counsel, filing fees, etc.) shall [*]. Except to the extent either Party is restricted by the rights granted to the other Party and covenants contained herein, each Party shall be entitled to practice, and to grant to Third Parties or its Affiliates or Sublicensees the right to practice, inventions claimed in a Joint Patent without restriction or an obligation to account to the other Party.

5.3 Infringement of Certain Patents by Third Parties.

(a) Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Compound Product Patents, Chemistry Patents or Patents claiming Sole Inventions or Joint Inventions of which it becomes aware. Portola shall have the first right, but not the obligation, to prosecute such infringement arising by the manufacture, use or sale by a Third Party of a product potentially competitive with a Product (“Competitive Infringement”), and shall control such action. Millennium shall have the right to participate in such action and to be represented in such action by counsel of its own choice, at Millennium’s expense. If Portola fails to institute and prosecute an action or proceeding to abate the Competitive Infringement within a period of [*] after receiving written notice or otherwise having knowledge of the Competitive Infringement, then Millennium shall have the right, but not the obligation, to bring and prosecute any such action; provided, however, that in such event Portola shall have the right to participate in such action and to be represented in any such action by counsel of its choice. If necessary, in any action brought pursuant to this Section 5.3, the Party not controlling such action agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action. Each Party’s costs related to patent enforcement (including internal costs and expenses specifically attributable to said patent enforcement) with respect to Competitive Infringement shall be borne by the Party bringing suit hereunder, and any related recoveries shall be shared by the Parties [*]. Neither Party may enter into any settlement under this Section 5.3(a) that affects adversely the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld.

(b) Millennium shall have the sole right, but not the obligation to prosecute infringement of the Compound Product Patents and any Patents claiming Sole Inventions that are owned solely by Millennium arising from activities other than Competitive Infringement. Portola shall have the sole right, but not the obligation to prosecute infringement of the Chemistry Patents, Patents claiming Assigned Rights, and any Patents claiming Sole Inventions that are owned solely by Portola arising from activities other than Competitive Infringement. The Parties shall each have the right, but not the obligation to prosecute infringement of any Joint Patents arising from activities other than Competitive Infringement, provided that they first confer regarding such matter.

5.4 Infringement of Third Party Rights. If any Product that is manufactured, used or sold by or for Portola becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party shall have the right to take action to defend any such claim brought against it by a Third Party. Neither Party shall enter into any settlement of any claim described in this Section 5.4 that affects adversely the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld. Nothing in this Section 5.4 shall be deemed to relieve either Party of its obligations under Article 7.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to transfer the rights granted hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) No Conflict. It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

(d) Full Disclosure. Portola agrees that to the extent [*], to the knowledge of Portola, on or prior to the Effective Date, [*], Portola shall [*].

6.2 Millennium Representations. Subject to Section 6.2(h), Millennium represents, warrants and covenants to Portola:

(a) Chemistry Patents and Compound Product Patents. Exhibit A lists all of the Patents that Millennium owned or Controlled immediately prior to the Effective Date that would be infringed, but for the rights transferred to Portola pursuant to this Agreement, by the research, development, manufacturing, use, sale, offer for sale or importation of Products (as such products exist as of the Effective Date) by Portola, its Affiliates or Sublicensees. As of the Effective Date, Millennium has sufficient right in and to its Licensed Know-How and Patents, free and clear of any conflicting Third Party rights, to grant the rights it purports to grant to Portola in this Agreement. During the Term, Millennium shall not take any actions that materially diminish the rights under Know-How and Patents owned or Controlled by it under which Millennium grants rights to Portola herein.

(b) No Liens on Chemistry Patents and Compound Product Patents. The Chemistry Patents and Compound Product Patents are free and clear of any liens and encumbrances except for any minor liens and encumbrances that arise in the ordinary course of business and that do not materially detract from Millennium’s ability to grant licenses or rights thereunder to Portola as provided herein.

(c) Third Party Licenses. Millennium has not granted any rights to any Third Party under the Chemistry Patents that would conflict or interfere with the rights granted to Portola under this Agreement.

(d) Non-infringement of Third Party Rights. As of the Effective Date, except [*] and [*], Millennium has no actual knowledge of any Patents (other than the Chemistry Patents) that may be infringed by the manufacture, use or sale of Products incorporating the Compound as formulated and dosed in the clinical trials conducted in Europe prior to the Effective Date.

(e) Non-Infringement of Chemistry Patents by Third Parties. Millennium has no actual knowledge of any activities by Third Parties that would constitute infringement or misappropriation of the Chemistry Patents.

(f) No Debarment. In the course of its research, development or manufacture of Products, to its knowledge and [*], Millennium has not used, and during the Term will not use in performing any activities pursuant to this Agreement, any employee or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

consultant who is or has been debarred by the FDA or equivalent regulatory authorities or, to the best of Millennium’s knowledge, who is the subject of debarment proceedings by the FDA or equivalent regulatory authorities.

(g) Compliance with Specifications. Any Compounds, Products, or any precursors or components thereof supplied by Millennium to Portola pursuant to Sections 4.3 and 4.4 are [*].

(h) Actual Knowledge. For any of the foregoing representations and warranties that are qualified as to Millennium’s actual knowledge, such representation shall be deemed to be made to the actual knowledge of (i) [*]; or any employee of Millennium that is [*] in Millennium’s research or development departments; or (ii) any employee of Millennium, who is or was working in the Business Development, Finance and Legal departments between [*] and the Effective Date, who did not become a director, officer, employee or independent contractor of Portola prior to the Effective Date.

(i) Third Party Contracts. Millennium acknowledges that certain data, information, methods, processes, and inventions, together with related intellectual property rights have arisen or been developed or made under its agreements listed in item 10 of Exhibit C with Third Party contractors that performed activities relating to Products prior to the Effective Date (such rights, “Contractor Technology Rights”), and that Portola desires to obtain the right to use such Contractor Technology Rights to develop further and commercialize Products. To the extent Millennium obtained a license under (with the right to grant sublicenses) or ownership of any Contractor Technology Rights pursuant to such agreements, Millennium hereby represents and warrants to Portola that it has not granted, prior to the Effective Date, any rights under such Contractor Technology Rights that prevent or limit Millennium’s ability to grant to Portola, its Affiliates and sublicensees the right to practice or use such Contractor Technology Rights in connection with the development, manufacture and commercialization of Products pursuant to this Agreement.

6.3 No Other Representations. The express representations and warranties stated in this Article 6 are in lieu of all other representations and warranties, express, implied, or statutory, including without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement or non-misappropriation of Third Party intellectual property rights.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by Millennium. Millennium hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Portola and its Affiliates, agents, directors, officers and employees (the “Portola Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (i) a breach of any of Millennium’s obligations under this Agreement, including without limitation Millennium’s representations and warranties or covenants set forth in Article 6, or (ii) the negligence or willful

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

misconduct of any Millennium Indemnitee. Millennium’s obligation to Indemnify the Portola Indemnitees pursuant to this Section 7.1 shall not apply to the extent that any such Losses (A) arise from the negligence or willful misconduct of any Portola Indemnitee; or (B) arise from Portola’s breach of this Agreement.

7.2 Indemnification by Portola. Portola hereby agrees to Indemnify Millennium and its Affiliates, agents, directors, officers and employees (the “Millennium Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (i) a breach of any obligations of Portola under this Agreement, including without limitation Portola’s representations and warranties or covenants set forth in Article 6; (ii) [*] even if [*]; or (iii) the negligence or willful misconduct of Portola Indemnitees. Portola’s obligation to Indemnify the Millennium Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or willful misconduct of any Millennium Indemnitee; or (B) arise from Millennium’s breach of this Agreement.

7.3 Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

7.4 Insurance Coverage Requirements. Portola will secure and maintain in full force and effect throughout the Term (and for at least [*] thereafter for coverage of claims), insurance with coverage and minimum policy limits set forth as follows:

(a) Worker’s Compensation, including coverage for occupational disease, with benefits determined by statute, and at least [*] dollars ($[*]) of coverage for Employer’s Liability.

(b) Comprehensive General Liability and Personal/Advertising Injury, including coverage for contractual liability assumed by Portola and coverage for Portola’s independent contractor(s), with per occurrence limits of at least [*] dollars ($[*]) each and a general aggregate limit of [*] dollars ($[*]).

(c) Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit per occurrence of at least [*] dollars ($[*]).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) Products Liability, [*] of the coverage provided by the Comprehensive General Liability policy, with an aggregate limit of at least [*] dollars ($[*]) immediately prior to the initiation of any clinical trial of any Product in human beings, and [*] dollars ($[*]) immediately prior to the initiation of any Phase III Clinical Trial of any Product.

7.5 Insurance Certification. Portola will furnish to Millennium (Attn.: Treasurer) a certificate from an insurance carrier (having a minimum AM Best rating of [*]) demonstrating the insurance requirements set forth above and specifying that such insurance is primary and non-contributing to any liability insurance carried by Millennium, [*] (except on [*]). Portola shall provide Millennium with [*] advance written notice of any decrease or cancellation in coverage or limits.

7.6 Insurance Inspection. Portola will comply, at Millennium’s expense, with reasonable requests for information made by Millennium’s insurance provider representative(s), including permitting such representative(s) to inspect Portola’s facility during operational hours and upon reasonable notice to Portola. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety and non-disclosure as Portola may reasonably require.

ARTICLE 8

RECORDS; AUDITS; PUBLICATIONS

8.1 Records; Audits. Portola shall keep accurate books and accounts of record in connection with its sales of the Products in sufficient detail to permit accurate determination of all figures necessary for verification of its payment obligations set forth in Sections 3.3 and 3.4. Such records shall be maintained for a period of [*] from the end of each year in which sales occurred. Millennium, at its expense, through a nationally recognized certified public accountant reasonably acceptable to Portola, shall have the right to access such books and records for the sole purpose of verifying payments to Millennium; such access shall be conducted after reasonable prior notice by Millennium to Portola during Portola’s ordinary business hours and shall not be more frequent than once during each calendar year. Said accountant shall execute a confidentiality agreement with Portola in customary form and shall not disclose to Millennium or any other party any information except that which should properly be contained in a royalty or payment report required under this Agreement. If such accounting determines that Portola paid Millennium less than the amount properly due in respect of any quarter, then Portola will reimburse Seller such amount, and if the amount underpaid exceeds [*] percent ([*]%) of the amount actually due, Portola will also reimburse Seller for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that Portola paid Millennium more than the amount properly due in respect of any quarter, then any excess payments made to Millennium shall be [*], or if [*], then [*].

8.2 Publications. Portola shall be free to publish or present the results of any clinical or other studies permitted to be performed by Portola under this Agreement; provided that Portola shall not publish or present Millennium’s Confidential Information other than information that [*] and constitutes [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3 Publicity. The Parties shall issue a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit D.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Each Party receiving Confidential Information (the “Receiving Party”) shall maintain in confidence all such Confidential Information disclosed by the other party pursuant to this Agreement (the “Disclosing Party”), and shall not use, disclose or grant the use of the Confidential Information for any purpose other than those permitted hereunder, except on a need-to-know basis to its and its Affiliates’ actual or potential business partners or Sublicensees, directors, officers, employees, agents, consultants, clinical investigators, contractors, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities in connection with its performance under and exercise of rights expressly provided in this Agreement. The foregoing obligations shall apply for [*] after the expiration or termination of this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, a party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information of the other party for any purpose other than those permitted by this Agreement.

9.2 Permitted Disclosures.

(a) The confidentiality obligations contained in this Article 9 shall not apply to the extent that the Receiving Party is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Receiving Party shall provide written notice thereof to the other party and reasonable opportunity to object to any such disclosure or to request confidential treatment thereof, and shall use reasonable efforts to secure confidential treatment of or a protective order for the information so required to be disclosed. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party as necessary to file or prosecute patent application, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or submit regulatory filings, but only to the extent that any such disclosure is necessary.

(b) Except upon Millennium’s prior written consent, which consent shall not unreasonably be withheld, and except as provided in Section 8.2, Portola shall not have the right to disclose or publish any Licensed Know-How transferred or licensed to it under this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect, unless earlier terminated pursuant to this Article 10, until the expiration of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

last Payment Term for a Product, as provided in Section 3.5. Thereafter the rights granted under Article 2 shall become fully-paid.

10.2 Elective Termination. Portola shall have, at any time, the right to terminate this Agreement at will in its entirety upon [*] prior written notice to Millennium.

10.3 Partial Termination as to MLN1021 Products.

(a) If Portola does not make the payment due to Millennium under Section 3.1(a) within the time required thereunder, then Portola shall be deemed to have given a notice of partial termination of this Agreement with respect to MLN1021 Products upon the date that such payment became due but was not paid. Such notice shall become effective unless Portola pays the amount due to Millennium pursuant to Section 3.1(a) within [*] period following such deemed notice. After any such notice becomes effective, (i) Portola’s license under Section 2.1 shall terminate with respect to MLN1021 Products; (ii) Products shall be deemed to exclude MLN1021 Products during the remainder of the Term; (iii) Portola shall have no further rights or obligations with respect to MLN1021 Products pursuant to Articles 2, 3, or 4; (iv) Portola’s obligations under Section 7.2 shall apply with respect to MLN1021 Products only during the period that Portola’s license for MLN1021 Patents was in effect pursuant to Section 2.1(b); (v) Millennium’s obligations under Section 7.1 shall expand to include the following (to be inserted after subsection (ii): “and (iii) the research, development or commercialization of MLN1021 Products by Millennium or its Affiliates or sublicensees after termination of Portola’s license under Section 2.1”; (vi) Section 10.5(a) shall apply to govern the transfer of certain filings and information relating to MLN1021 Products; and (vii) the [*].

(b) Upon the date that a partial termination under Section 10.3(a) becomes effective, Portola [*] to [*].

10.4 Termination for Breach.

(a) Notice. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have [*] to cure such breach to the extent involving non-payment of amounts due hereunder, and [*] to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [*] period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach.

(b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 10.4(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

(c) Disputes. If a Party gives notice of termination under this Section 10.4 and the other Party disputes whether such termination is proper under this Section 10.4, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 10.4(a)) shall be resolved in accordance with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 11. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective [*] following the date of the notice of termination (or such other time period applicable pursuant to Section 10.4(a)). If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

10.5 Millennium Rights upon Certain Terminations. If Millennium terminates this Agreement pursuant to Section 10.4 for Portola’s material breach of this Agreement or if Portola terminates this Agreement pursuant to Section 10.2, then:

(a) [*]. To the extent permitted by law, Portola [*], and [*], [*] and [*], that in each case [*]. In the event of such a termination, Portola [*] to [*] and [*].

(b) [*]. Portola [*], with [*] that [*] in the [*] at the [*], to [*]. Such [*] pursuant to Section 3.1(a) or (b).

10.6 Portola Rights Upon Certain Terminations. If Portola terminates this Agreement pursuant to Section 10.4, then all the rights transferred to it in Article 2 with respect to Products shall survive such termination until the Term would otherwise expire under Section 10.1, provided that Portola [*] to [*] and pay all amounts due to Millennium pursuant to Sections 3.2, 3.3 and 3.4 during the Payment Term that would otherwise be applicable to such products, reduced by damages attributable to Millennium’s breach of this Agreement.

10.7 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7 (solely as to actions arising during the Term or in the course of a Party’s exercise of licenses it retains after the Term), 9, 11 and 12, and Sections 3.5 (in the event of termination under Section 10.4 by Portola), 3.6 (if termination under Section 10.4 by Portola), 5.1, 5.2, 5.3 (in the event of termination under Section 10.4 by Portola), 5.4 (in the event of termination under Section 10.4 by Portola), 8.1, 8.2, 10.5, 10.6 and 10.7. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 10 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law).

11.2 Dispute Resolution. Except with respect to any claim seeking injunctive relief hereunder, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [*] after such notice, the Chief Executive Officer of Portola will meet with the a Vice President, Business Development of Millennium, for attempted resolution by good faith negotiations. If such persons are unable to resolve promptly such disputed matter, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force, by one (1) arbitrator appointed in accordance with said rules, provided that the appointed arbitrator shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be San Francisco, California if initiated by Millennium, and Boston, Massachusetts if initiated by Portola. The award rendered shall be final and binding upon all Parties participating in such arbitration. The judgment rendered by the arbitrator(s) may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party’s name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. The Parties agree to use their good faith efforts to resolve the dispute within [*] of receipt of the original notice of dispute. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto and incorporated herein, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

12.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if delivered by (i) first class certified or registered mail, postage prepaid, (ii) international express delivery service or (iii) personally, or if sent by facsimile and confirmed by electronic transmission. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Portola:	Portola Pharmaceuticals, Inc.
270 East Grand Avenue, Suite 22
South San Francisco, CA 94080
Telephone: (650) 246-7500
Fax: (650) 615-9023
Attention: Chief Executive Officer

For Millennium:

Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139
Attention: Legal Department
Telephone: (617) 679-7000
Fax: (617) 374-0074

12.4 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products supplied to Portola or sold by Portola or its Affiliates and shall make copies of such records available to the other Party upon request.

12.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that, subject to Section 12.7, a Party may make such an assignment or transfer without the other Party’s consent to the assigning Party’s Affiliates or to the successor to all or substantially all of the business of such Party in the field to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 shall be null and void.

12.7 Performance by Affiliates. Each of Millennium and Portola acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

each Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent herewith. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

12.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.9 Severability. If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

MILLENNIUM PHARMACEUTICALS, INC.		PORTOLA PHARMACEUTICALS, INC.

By:	/s/ Mark J. Levin	By:	/s/ Charles J. Homcy M.D.

Name:	Mark J. Levin	Name:	Charles J. Homcy M.D.

Title:	President and CEO	Title:	President and CEO

Date:	August 4, 2004	Date:	August 4, 2004

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Chemistry Patents

Exhibit A

Chemistry Patents

Millennium Docket No.	Country	Status	Appln or Patent No.	Title	Filing Date	2004 Due Dates on TBA cases
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Structure of MLN1021

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Materials and Information to be Transferred from Millennium to Portola

Unless otherwise stated below, the following information shall be provided to the extent such item relates to activities conducted for the Compound or Backup Compounds (if any):

[*]

The parties recognize that certain of the information on Exhibit C marked with an asterisk (*) may not be readily available to Millennium. Millennium shall use commercially reasonable efforts to locate and provide such items to Portola during the [*] period after the Effective Date. If Millennium cannot find such item and provide it to Portola within such time period, Millennium shall so notify Portola promptly after such period of time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

Press Release

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Portola Pharmaceuticals Licenses Oral Factor Xa Inhibitor, a Potential Chronic Anticoagulant

SOUTH SAN FRANCISCO, Calif., Aug. 5 /PRNewswire/ — Portola Pharmaceuticals, Inc. announced today that it has licensed Millennium Pharmaceuticals, Inc.’s Factor Xa inhibitor program. Given orally once a day, the lead compound is a small molecule that acts directly on the blood coagulation enzyme Factor Xa, a clinically validated target involved in the generation of thrombin, the principal mediator of excessive clotting resulting in thrombosis.

Under the terms of the agreement, Portola has licensed exclusive rights to develop, market and commercialize Factor Xa inhibitors worldwide. Portola will make milestone and royalty payments to Millennium upon achievement of certain events.

Charles Homcy M.D., president and CEO of Portola commented, “There is a tremendous need for a next-generation oral anticoagulant. The Factor Xa program is a strong complement to the programs currently under development within Portola. Our goal is to build a leading cardiovascular franchise focused on the platelet and thrombosis.”

About Thrombosis

Thrombosis is the excessive clotting of blood inside a blood vessel which leads to its occlusion. Depending on the location of the occluded vessel, the most serious consequences of thrombosis can be preventing the circulation of blood to the heart (myocardial infarction) and brain (stroke). When blood clots break away from the vessel wall, they can cause thromboembolism in the lungs (pulmonary embolism), limbs, or within other organs. Each year, nearly four million people experience thrombosis worldwide. Those at greatest risk include people with atrial fibrillation, those who have experienced a previous cardiac event such as a myocardial infarction, and patients following orthopedic surgery (total hip or knee replacement and surgery for hip fracture). Patients are particularly at risk of thrombosis following orthopedic surgery, with more than half developing venous thromboembolism in the absence of preventive anticoagulant treatment.

Although existing treatments for thrombosis are effective, they have many limitations. Several require subcutaneous or intravenous administration, while current oral treatments are limited by risk of drug and food interactions, the need for regular coagulation monitoring and dose titration. The worldwide market for anticoagulants is estimated at approximately $4 billion and growing at 13 per cent annually, while the worldwide anti-thrombotic market is approximately $12 billion, growing at 15 per cent annually.

About Portola

Founded in 2003 and privately held, Portola is dedicated to the discovery, development and commercialization of novel therapeutics for the prevention and treatment of cardiovascular disease. Portola has a highly experienced team focused in the areas of vascular thrombosis and inflammation. The company believes that its integrated approach to discovery, development and commercialization, applied to its comprehensive understanding of platelet physiology and vascular thrombosis will result in new therapeutics where current antithrombotic therapies are inadequate.

CONTACT: Matt Birrell, Senior Manager, Business Operations of Portola Pharmaceuticals Inc., +1-650-246-7424 or mbirrell@portola.com

Web site: http://www.portola.com/

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(CONTINUED)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(CONTINUED)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(CONTINUED)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.